                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE NEW SOUTH AFRICA FUND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                PRELIMINARY COPY

                         THE NEW SOUTH AFRICA FUND INC.
                              101 CARNEGIE CENTER
                             PRINCETON, N.J. 08540
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

     To our Stockholders:

     Notice is hereby given that a Special Meeting of Stockholders of The New
South Africa Fund Inc. (the "Fund") will be held at                     on
                    ,                     , 1999 at the offices of Bear Stearns
Funds Management Inc., 245 Park Avenue, New York, New York 10167, U.S.A., for the following purposes:

          (1) To approve a plan of complete liquidation and dissolution of the Fund (the "Plan"), providing for, among other things, the sale of all of the assets of the Fund, the payment of one or more liquidating dividends to stockholders of the Fund, and the dissolution of the Fund pursuant to Maryland law, in accordance with the Plan in complete liquidation of stockholders' interests in the Fund ("Proposal 1"); and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on                     ,
1999 will be entitled to vote at the meeting.

                                          By order of the Board of Directors,

                                          LINDA E. FIELD
                                          Secretary

            , 1999

     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

                          [ Intentionally Left Blank ]

                                                                PRELIMINARY COPY

                         THE NEW SOUTH AFRICA FUND INC.
                              101 CARNEGIE CENTER
                             PRINCETON, N.J. 08540
                             ---------------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

     This Proxy Statement is furnished to the stockholders of THE NEW SOUTH AFRICA FUND INC. (the "Fund") in connection with the solicitation by the Board of Directors of the Fund (the "Board" or "Board of Directors") of proxies to be used at a Special Meeting of Stockholders (the "Meeting") of the Fund to be held at the offices of the Fund's administrator, Bear Stearns Funds Management Inc.,
245 Park Avenue, New York, New York 10167, U.S.A., on                     ,
                    , 1999 at                     for the purposes set forth in
the accompanying Notice of Special Meeting of Stockholders (the "Notice"). This Proxy Statement and accompanying form of proxy are first being sent to
stockholders on or about                     , 1999.

     Stockholders of record at the close of business on                     ,
1999 (the "Record Date"), will be entitled to vote at the Meeting. On the Record Date, the Fund had outstanding and entitled to vote at the Meeting [4,030,869] shares, each entitled to one vote. The presence, in person or by proxy (except as described below), of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum. Holders of shares covered by a properly executed and returned proxy will be considered present at the Meeting for purposes of determining the existence of a quorum for the transaction of business even if such proxy contains instructions to abstain from voting, or does not include voting instructions (and authority to vote has not been withheld).

     If the enclosed proxy is duly executed and returned in time to be voted at the Meeting, and not subsequently revoked, all shares represented by such proxy will be voted in accordance with the instructions marked thereon, and in the best judgment of the persons named as proxies with respect to any other business as may properly come before the Meeting or any adjournment thereof. However (except in the case of broker "non-votes" as described below), if no instructions are specified with respect to any one or more of the proposals set forth in the Notice, all shares represented by such proxy will be voted "FOR" Proposal 1, and in the best judgment of the persons named as proxies with respect to any other business as may properly come before the Meeting or any adjournment thereof. If a proxy that is properly executed and returned accompanied by instructions to withhold authority to vote represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power), in the opinion of the Fund's special Maryland counsel, the shares represented thereby will not be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business, and be deemed not cast with respect to such proposal.

     Assuming a quorum is present at the Meeting, under the Fund's by-laws, the affirmative vote of stockholders representing a majority of the Fund's outstanding shares of common stock will be required for the approval of Proposal 1. Accordingly, abstentions and broker "non-votes", which will not be considered to have been cast, will also have the effect of a vote "against" such proposal.

     In the event that a quorum is not present or represented, the holders of a majority of the shares present in person or proxy may adjourn the Meeting, without notice other than announcement at the Meeting, until the requisite number of shares entitled to vote at the Meeting shall be present.

     If a quorum is present, but sufficient votes to approve Proposal 1 are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies of stockholders of the Fund. Any such adjournment will require the affirmative vote of a majority of those shares present at the Meeting or represented by proxy. When voting on a proposed adjournment, the persons named as proxies will vote for the proposed adjournment all shares that they are entitled to vote with respect to Proposal 1, unless directed to vote against Proposal 1, in which case such shares will be voted against the proposed adjournment.

     Any stockholder giving a proxy will have the power to revoke it by notice in writing received by the Secretary of the Fund, c/o The New South Africa Fund Inc., 101 Carnegie Center, Princeton, N.J. 08540, U.S.A., prior to the exercise of such proxy at the Meeting. Also, any stockholder attending the Meeting may vote in person whether or not he or she has previously filed an executed proxy.

     Other than as set forth in the table below and notes thereto, no person, to the knowledge of the Fund, owned 5% or more of the outstanding shares of the Fund. Each share or fractional share outstanding on the Record Date will be entitled to one vote or fractional vote at the Meeting.

     As of the Record Date, the following persons were known to the Fund to be beneficial owners of more than 5% of the outstanding shares of the Fund.

                                                                         AMOUNT AND NATURE   PERCENT
                                                                           OF BENEFICIAL        OF
           TITLE OF CLASS                 NAME OF BENEFICIAL OWNER           OWNERSHIP       CLASS(1)
------------------------------------  --------------------------------   -----------------   --------
Common stock, par value               President and Fellows of Harvard       [401,300](2)    [9.96](2)
$0.001 per share                      College(2)

                                      City of London Investment Group
                                      PLC(3)                                  207,603 (3)    [5.15](3)

                                      Deep Discount Advisors, Inc.(4)         314,576 (4)    [7.80](4)

---------------

(1) Based upon [4,030,869] shares of common stock of the Fund outstanding as of the Record Date.
(2) [Information regarding beneficial ownership of shares by the President and Fellows of Harvard College ("Harvard") is based solely upon information in Harvard's report on Schedule 13G/A understood to have been filed with the U.S. Securities and Exchange Commission (the "SEC") on February 13, 1998.]
(3) The Fund has been advised that beneficial ownership of shares reported by City of London Investment Group PLC ("CLIG") (formerly Olliff & Partners
    PLC) includes beneficial ownership of shares held by entities that are directly or indirectly controlled by CLIG. These entities include two investment managers, City of London Investment Management Company Ltd. ("CLIM") and City of London Unit Trust Managers Ltd. ("CLUTM"), and two collective investment vehicles, Emerging Markets Country Fund ("EMCF") and Emerging Market Country Trust ("EMCT"). The Fund has been advised that CLIM and CLUTM acts as investment manager of EMCF and EMCT, respectively. Information regarding beneficial ownership of shares of common stock of the Fund for CLIG is based solely upon information in its report on Schedule 13G understood to have been filed with the SEC on January 20, 1999.

(4) Information regarding beneficial ownership of shares by Deep Discount Advisors, Inc. ("DDA") is based solely upon information in DDA's report on
    Schedule 13G understood to have been filed with the SEC on February 10, 1999.

     All costs of solicitation of proxies will be borne by the Fund. Proxy solicitations will be made by the use of the mails, but solicitations may also be made by telephone, telegraph and/or personal interview by officers or employees of the Fund, and by officers or employees of Fleming International Asset Management Limited, the investment adviser to the Fund, and its affiliates, without special compensation. The Fund has also retained the services of MacKenzie Partners Inc. for the solicitation of proxies. The Fund anticipates that it will pay such firm a fee of approximately $7,500 and will reimburse such firm for its reasonable expenses. Proxies should be returned in the enclosed envelope.

     The Fund's investment adviser is Fleming International Asset Management Limited ("FIAM" or the "Investment Adviser"), 25 Copthall Avenue, London EC2R 7DR, United Kingdom.

     COPIES OF THE FUND'S MOST RECENT ANNUAL REPORT AND/OR SEMI-ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE BY CALLING 1-800-852-4750, OR BY WRITING TO THE FUND'S TRANSFER AGENT, C/O PFPC INC., 400 BELLEVUE PARKWAY, WILMINGTON, DELAWARE 19809.

                                   PROPOSAL 1

     TO APPROVE A PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE FUND, PROVIDING FOR, AMONG OTHER THINGS, THE SALE OF ALL OF THE ASSETS OF THE FUND, THE PAYMENT OF ONE OR MORE LIQUIDATING DIVIDENDS TO STOCKHOLDERS OF THE FUND, AND THE DISSOLUTION OF THE FUND PURSUANT TO MARYLAND LAW, IN ACCORDANCE WITH THE PLAN IN COMPLETE LIQUIDATION OF STOCKHOLDERS' INTERESTS IN THE FUND.

BACKGROUND AND REASONS FOR THE LIQUIDATION

     The Fund is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified closed-end management investment company. Shares of the Fund are traded on The New York Stock Exchange, Inc. (the "NYSE"). The Fund's investment objective is to seek long-term capital appreciation through investing primarily in equity securities of issuers in the Republic of South Africa as well as, to a lesser extent, in other countries in the Southern Africa region. Currently, however, the Fund is invested principally in short-term U.S. Treasury securities and other short-term debt securities.

     At its meeting on December 10, 1998, the Board of Directors determined that under present facts and circumstances, liquidating the Fund would be in stockholders' best interests and so voted to adopt the Plan of Liquidation and Dissolution attached hereto as Exhibit A (the "Plan"). There are a number of reasons why the Board has concluded that liquidating the Fund is appropriate at this juncture.

     The Fund was originally conceived in 1994 to be an investment vehicle by which investors, principally in the United States, but elsewhere as well, could obtain exposure on an economically and practically efficient basis, to the securities markets in South Africa and neighboring countries. It was believed by the Fund's investment adviser and the Board that these markets presented opportunities to achieve long-term capital appreciation. Among other factors which led to this view were that South Africa had recently and successfully dismantled its apartheid policies and had held democratic elections in which Nelson Mandela had been elected president. It was then expected that the new government would implement economic and other policies to foster growth and development. In addition, it was expected that foreign investors, which for years had been withdrawing from South Africa, would return. An objective mark of renewed international investor interest in South Africa at this time was the announcement that The Johannesburg Stock Exchange (the "JSE") and some of its listed companies would for the first time be included in certain international emerging markets indices. Thus, it was expected that international investor funds using these indices as their benchmarks would begin investing in JSE-listed securities. For these reasons, among others, the Board believed that a closed-end fund seeking long-term capital appreciation would have a reasonable prospect of achieving that objective by investing in equity securities of South African and neighboring countries. Moreover, depending upon the level of funds raised through an initial public offering, such a fund could represent an efficient means of making investments in such markets due to economies of scale, elimination of custodial and settlement problems usually confronted by foreign investors, professional management and the ability to be fully invested.

     The Fund completed its initial public offering in March 1994 with net proceeds of $66.26 million and began investment operations shortly thereafter. Over the years, the Fund's investment performance often exceeded that of the JSE All Share Index in absolute terms. To the disappointment of the Board as well as many stockholders, however, this performance was tempered by the discount to net asset value ("NAV") at which the Fund's shares frequently traded on the NYSE. This discount developed shortly after the Fund's initial public offering and has persisted, with some interruptions, since then at levels at times exceeding 20%. At substantially all of its meetings, the Board discussed the problem of the discount to NAV and studied and considered various means of trying to close the discount. In that regard, the Board consulted with its outside advisers and observed actions taken by other funds with similar discounts. Although many closed-end specialist funds, such as the Fund, experience discount problems similar to that of the Fund, there is no clear-cut or definitive solution to the problem. Nevertheless, under the Board's direction, the Fund initiated share repurchase programs intended to narrow the discount (which produced only short-term effects) and publicity measures intended to raise the profile of the Fund among brokers and thereby to attract the interest of new investors and to invest in the Fund in the hopes that a resulting increase in demand for the Fund's shares would narrow the discount. The Fund also conducted a self-tender offer pursuant to which the Fund repurchased 10% of its outstanding shares at NAV.

     Notwithstanding the Board's actions, however, the discount to NAV has persisted. In response to the requests of several large stockholders of the Fund, the Board agreed to convene a special meeting of stockholders of the Fund and invited stockholders to submit proposals addressing their concerns with respect to the discount, the Fund's future and other matters.

     In the meantime, during the beginning of the third quarter of calendar year 1998, market values of South African securities, including many of those in the Fund's portfolio, dropped sharply, consistent with similar declines in the market values of securities in emerging markets in Asia and Latin America which occurred at about the same time. The effect of this (together with the effect of the self-tender offer) on the Fund's net assets was substantial. As at June 30, 1998, the Fund's net assets were $66,298,674 and NAV per share was $14.74 per share. As at September 30, 1998, the Fund's net assets were $40,630,856 and NAV per share was $10.04 per share. The substantial reduction in the Fund's net assets resulting from the drop in the market values of its portfolio securities meant that the Fund's expense ratio (that is, its expenses per share) was becoming higher; the Fund had quite suddenly become much more expensive (on a cost per share as a percentage of NAV per share basis) to operate. Nevertheless, the Fund's investment objective is long-term capital appreciation and the decline in values in the markets in which the Fund invests might have represented a good buying opportunity if the decline were only a temporary one, as, for example, the later drop which occurred in the securities markets in the United States proved to be. Accordingly, the Board, in consultation with its outside advisers, decided that at that time, it was in the interests of stockholders of the Fund for the Fund to stay invested -- at least so long as there appeared to be the possibility that the decline was temporary and that there were still reasonable prospects for the Fund to achieve its investment objective. Nevertheless, given the extraordinary drop in net assets and the sharp increase in the expense ratio which resulted, the Board determined to monitor the situation in the South African markets closely. To that end, the Board instructed FIAM to consider whether the drop in values in the Fund's portfolio securities and the contemporaneous volatility and decline of the Rand as against the U.S. dollar might be temporary and might therefore represent a buying opportunity, or whether, on the other hand, the markets in which the Fund was investing had changed so substantially that it might no longer be likely for the Fund to achieve its investment objective of achieving long-term capital appreciation.

     On December 8, 1998, the special meeting of stockholders of the Fund referred to above took place. Two proposals were submitted by stockholders and both were approved by an overwhelming percentage of holders of shares present at the meeting (although holders of shares representing barely the majority necessary to constitute a quorum were present). One proposal was to recommend that the Board consider approving and submitting to stockholders, as soon as possible, a plan whereby the Fund would be liquidated in an orderly manner. Such proposal was precatory in nature (i.e., it could only "recommend" that the Board take action) because, under Maryland law, only the Board can initiate the process of dissolution of a Maryland corporation. The other proposal which stockholders adopted terminated the Fund's investment advisory agreement with FIAM and recommended that the Board approve a new investment advisory agreement with FIAM which would provide for the investment advisory fee to be varied in accordance with a formula which links the amount of the fee to the degree to which the market price for the Fund's shares is at a discount to their NAV.

     Two days after the special stockholder meeting, the Board convened its regularly scheduled quarterly meeting. At that meeting, the Board considered the results of the special meeting of stockholders and the history of the Fund as outlined above, including the inability to halt either the persistence or the size of the discount to NAV at which the Fund's shares have frequently traded on the NYSE and the recent negative developments in the securities markets in which the Fund invests. FIAM reported to the Board that it was of the view that the drop in values and the volatility presently persisting in the South African currency and securities markets were such that the Fund's ability to achieve its investment objective of long-term capital appreciation by investing in such markets was diminished. Moreover, the Board concluded that previously anticipated economic growth in general had not met and was not expected to meet expectations. In the light of the foregoing advice and conclusions, as well as the current small asset base of the Fund and the resulting increase in expense ratio, and taking into account the stockholder vote as well, the Board determined that liquidation was in the best interests of stockholders and adopted the Plan.

     Given its view that investing in the securities markets of South Africa and other countries in the region was no longer consistent with the Fund's investment objective of seeking long-term capital appreciation, and given the volatility of those markets, the Board also determined that the Fund should unwind its positions in South African and other regional equities and invest the proceeds in short-term U.S. Treasury securities and other short-term instruments pending the Meeting. Given the relative illiquidity of the securities markets in which the Fund invests and the potential for creating "fire sale" conditions when the Fund liquidates its equity holdings in such markets, however, the Board instructed FIAM to liquidate the Fund's positions in an orderly manner, without any deadline, so as to maximize value. The strategy of investing in short-term U.S. Treasury securities and other short-term instruments pending the Meeting has two objectives. The first is to preserve assets through investing in low-risk securities pending expected approval by stockholders of liquidation. In addition, because the South African and other regional securities markets are relatively illiquid, it can take time to unwind long positions in such markets. If the process of moving into short-term, low-risk securities takes place before the Meeting, the Fund will be able to liquidate and make a liquidating distribution to stockholders much faster following a stockholder vote to liquidate than it would if it were invested in securities of South African and other regional issuers.

PLAN OF LIQUIDATION AND DISSOLUTION

     The Plan provides for the complete liquidation of the assets of the Fund, the payment and discharge of, or other provision for, all liabilities and obligations of the Fund, the payment of one or more liquidating dividends to stockholders of the Fund, the dissolution of the Fund pursuant to Maryland law, and the distribution of the remaining proceeds of the Fund to stockholders. All references to the Plan contained in this proxy statement should be treated as summary in nature and are qualified in their entirety by reference to the provisions of the Plan.

     The Plan will be effective on the day on which it is approved by the requisite vote of stockholders (the "Effective Date"). On the Effective Date, the Fund shall cease to conduct business except as is required to carry out the terms of the Plan. As soon as practicable after the Effective Date, the Fund will send notice to all its known creditors and employees, if any, that the Plan has been approved by the Board of Directors and the stockholders and that the Fund will be liquidating and dissolving. Additionally, as soon as reasonably practicable after Effective Date, all portfolio securities of the Fund not already converted to cash or cash equivalents will be converted to cash or cash equivalents in a due and orderly fashion in consultation with the Fund's investment adviser.

     As soon as practicable after the Effective Date, the Board of Directors will declare and pay one or more liquidating dividends (the "Liquidating Dividend"), of the maximum amount that the Board determines it is permitted to declare and pay under Maryland law, to stockholders of record on the date that the Liquidating Dividend is declared, ratably among the issued and outstanding shares of common stock of the Fund.

     As soon as practicable after (i) the 20 day period required under Maryland law for notice to be provided to creditors and employees of the Fund that the Plan has been approved by the Board of Directors and the stockholders and that the Fund will be liquidating and dissolving, (ii) the payment of the Liquidating Dividend, and (iii) the receipt of any required tax clearance certificates, the Fund will file Articles of Dissolution with the State Department of Assessments and Taxation of the State of Maryland ("SDAT") and make such filings as are necessary to cause its common stock to cease to be listed on the NYSE and to de-register as an investment company under the 1940 Act. Upon the acceptance of the Articles of Dissolution for filing by the SDAT, the stock transfer books of the Fund will be permanently closed and the Fund will be legally dissolved (the "Dissolution Date"). Thereafter, the Fund will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized.

     Following the Dissolution Date, the Fund will send a notice (the "Liquidation Notice") to stockholders of record to prove their interests in the Fund. Thereafter, the assets of the Fund remaining following the payment of the Liquidating Dividend will be distributed ratably among the issued and outstanding shares of common stock of the Fund immediately before the Dissolution Date, in one or more cash payments, to stockholders of record who prove their interests, reserving the relative share of assets of those who have not proved their interests and any amount which the Fund estimates is necessary to discharge any unpaid liabilities. It is expected that substantially all of the assets of the Fund remaining after the Liquidating Dividend will be distributed to stockholders in the first distribution, less any reserved amounts. Subsequent distributions, if any, are anticipated to be made as soon as possible after the first distribution. All surplus assets, including all surplus assets attributable to stockholders who have not proved their interests, may be finally distributed to stockholders of record who have proved their interests no earlier than three years from the date of the Liquidation Notice.

     All of the expenses incurred by the Fund in carrying out the Plan will be borne by the Fund. Stockholders should expect that the amounts to be distributed to stockholders upon liquidation will be less than the NAV of the Fund as at the date of the Meeting as such amounts will be reduced by the expenses incurred by the Fund in connection with the liquidation and portfolio transaction costs in addition to any reduction in NAV which may occur as a result of and declines in the market value of the Fund's portfolio securities.

     The Plan authorizes the Board to modify or amend the Plan without stockholder approval at any time if it determines that such action would be advisable and in the best interests of the Fund and its stockholders. However, any amendment or modification which, in the determination of the Board, would materially and adversely affect the interests of stockholders must be submitted to the stockholders for approval.

     In the event that Proposal 1 is not approved by the requisite stockholder vote, the Board will consider alternatives available at that time, including other courses of action previously considered by the Board before adopting the Plan.

WHY IT IS VERY IMPORTANT FOR STOCKHOLDERS TO PARTICIPATE IN THIS MEETING

     At the December 8, 1998 special meeting of stockholders of the Fund, stockholders adopted a resolution to terminate the Fund's then existing investment advisory agreement with FIAM and recommended that the Board of Directors approve a new investment advisory agreement with FIAM which would provide for the investment advisory fee to be varied in accordance with a formula which would link the level of the fee to the degree to which the market price for the Fund's shares is at a discount to their NAV. As a general matter, under such recommended formula, the greater the discount, the lower the advisory fee. The Board of Directors terminated the Fund's then existing investment advisory agreement and approved a new investment advisory agreement with FIAM which became effective on February 7, 1999 (the "new investment advisory agreement"). The new investment advisory agreement reflects the current policy of the Board to liquidate the Fund's equity holdings in an orderly manner and to reinvest the Fund's assets in short-term U.S. Treasury securities and other money-market instruments. Commensurate with such policy, the investment advisory fee in the new investment advisory agreement is less than it was under the old agreement. The fee in the new investment advisory agreement is a fixed amount of $12,500 per month. The investment advisory fee in the old agreement was computed and payable monthly in an amount equal to 1.25% of the Fund's average weekly NAV on an annualized basis.

     Assuming that Proposal 1 is approved by stockholders, the Fund anticipates that it will be able to pay the Liquidating Dividend, file Articles of Dissolution, de-list its shares from the NYSE and de-register as an investment company under the 1940 Act within approximately four to five weeks following the Effective Date. Stockholders should note, however, that the 1940 Act will require stockholders of the Fund to vote on the new investment advisory agreement with FIAM not later than 120 days following the termination of the old investment advisory agreement with FIAM. Such date is June 6, 1999. If stockholders of the Fund vote to liquidate the Fund, and the Fund de-registers as an investment company under the 1940 Act and terminates the new investment advisory agreement prior to such date, no stockholder approval of the new investment advisory agreement should be required. This should be possible according to the timetable presently contemplated, although there can be no assurance to this effect.

     In the event that it appears that the Fund will be unable to de-register as an investment company under the 1940 Act and terminate the new investment advisory agreement on or prior to June 6, 1999, the Fund will be required to convene another special meeting of stockholders to vote upon such new investment advisory agreement. Alternatively, the Fund could seek to obtain exemptive relief from such requirement from the SEC, although there can be no assurance that such relief, if sought, would be granted.

     The costs of a special meeting of stockholders to approve the new investment advisory agreement, and the costs of seeking exemptive relief from the SEC, if either or both are required, would be borne by the Fund and would reduce NAV per share. Accordingly, in order to avoid the foregoing expenses, it will be very important for stockholders of the Fund to participate in the Meeting either by sending in their proxies enclosed herewith or by attending the Meeting in person.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary provides general information with regard to the U.S. federal income tax consequences to certain U.S. stockholders on receipt of the liquidation distribution(s)(which for purposes of this section includes the Liquidating Dividend) from the Fund pursuant to the provisions of the Plan. This summary also discusses the effect of U.S. federal income tax provisions on the Fund resulting from its liquidation and dissolution; however, the Fund has not sought a ruling from the Internal Revenue Service (the "Service") with respect to the liquidation and dissolution of the Fund. The statements below are, therefore, not binding upon the Service, and there can be no assurance that the Service will concur with this summary or that the tax consequences to any stockholder upon receipt of a liquidation distribution(s) will be as set forth below.

     This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect.

     The information below is only a summary of some of the U.S. federal tax consequences generally affecting the Fund and its individual U.S. stockholders resulting from the liquidation of the Fund. This summary does not address the particular U.S. federal income tax consequences applicable to stockholders other than U.S. individuals nor does it address state or local tax consequences. The tax consequences discussed herein may affect stockholders differently depending on their particular tax situations unrelated to the liquidation distribution(s), and accordingly, this summary is not a substitute for careful tax planning on an individual basis. Stockholders are encouraged to consult their personal tax advisers to determine the U.S. federal, state or other income tax consequences of receiving the liquidation distribution(s).

     As discussed above, pursuant to the Plan, the Fund will sell its assets, pay or make provisions for the payment of all liabilities, distribute the remaining proceeds to its stockholders and dissolve. The Fund currently qualifies, and intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986 (the "Code"), so that it will be relieved of U.S. federal income tax on any of its net income realized from the sale of its assets and otherwise by reason of the special dividends paid deduction made available to it by reason of such status. As a result, the Fund will not be subject to U.S. federal income tax on any of its income or capital gains realized from the sale of its assets pursuant to the liquidation.

     For U.S. federal income tax purposes, a stockholder's receipt of the liquidation distribution(s) will be a taxable event and will be treated as a sale of the stockholder's shares of the Fund in exchange for the liquidation distribution(s). Each stockholder will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis in his or her shares and the liquidation distribution(s) he or she receives from the Fund. If the shares are held as a capital asset, the gain or loss will generally be characterized as a capital gain or loss. If the shares have been held for more than one year, any gain will constitute a long-term capital gain taxable to individual stockholders at a maximum rate of 20%, and any loss will constitute a long-term capital loss. If the stockholder has held the shares for not more than one year, any gain or loss will be a short-term capital gain or loss.

     Under the Code, some stockholders may be subject to a 31% withholding tax on any ordinary or capital gains dividends as well as the liquidation distribution(s) ("backup withholding"). Generally, stockholders subject to backup withholding will be those for whom a correct taxpayer identification number is not on file with the Fund or who the Service has identified as having furnished an incorrect number or having failed to report interest or dividend income on their tax returns. An individual's taxpayer identification number is his or her social security number. Certain stockholders specified in the Code may be exempt from backup withholding. The backup withholding tax is not an additional tax and may be credited against a taxpayer's U.S. federal income tax liability.

     Stockholders will be notified of their respective shares of ordinary and capital gains dividends for the Fund's final fiscal year in normal tax-reporting fashion.

     THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

                             ADDITIONAL INFORMATION

APPRAISAL RIGHTS

     Stockholders will not be entitled to appraisal rights under the Maryland General Corporation Law in connection with the Plan.

AUDITORS

     Representatives of PricewaterhouseCoopers LLP, the Fund's independent accountants, are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions relating to matters coming before the Meeting.

                             STOCKHOLDER PROPOSALS

     The deadline for stockholders to submit a proposal to be included in the Fund's proxy statement for the 1999 Annual Meeting of Stockholders was January 8, 1999.

     If stockholders of the Fund vote to liquidate and dissolve the Fund at the Meeting on the date on which it has been called, the Fund does not expect to hold an annual meeting in 1999.

                                 OTHER MATTERS

     Management does not know of any matters to be presented at the Meeting other than those stated above. If any other business should come before the Meeting, the persons named in the proxies intend to vote thereon in accordance with the views of the Fund's management.

                                          By order of the Board of Directors,

                                          LINDA E. FIELD
                                          Secretary

                                   , 1999

                                                                       EXHIBIT A

                      PLAN OF LIQUIDATION AND DISSOLUTION

     THIS PLAN OF LIQUIDATION AND DISSOLUTION (the "Plan") is adopted by THE NEW SOUTH AFRICA FUND INC., a Maryland corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, this Plan is intended to be and is adopted as a plan of liquidation of the Company, on the terms and conditions set forth below; and

     WHEREAS, the board of directors of the Company, including a majority of the directors who are not interested persons (as defined by the 1940 Act), has determined that this Plan is in the best interests of the stockholders of the Company.

     NOW THEREFORE, the board of directors of the Company hereby adopts the Plan as follows:

     I. DEFINED TERMS. Capitalized terms used, but not otherwise defined herein shall have the meanings set forth below:

          "Commission" means the U.S. Securities and Exchange Commission.

          "Dissolution Date" means the date on which the Articles of Dissolution of the Company have been accepted for filing by the SDAT.

          "Effective Date" means the date on which the stockholders approve the Plan.

          "Liquidating Dividend" means the maximum distribution or distributions to stockholders that the board of directors of the Company determines it is permitted to declare and pay under the MGCL, provided always that an amount is reserved to pay liabilities of the Company as contemplated in Article VII of this Plan.

          "Liquidation Notice" means the notice sent by the Company to stockholders of record stating, among other things, that they must prove their interests in the Company within a specified time at least 60 days after the date of the Liquidation Notice.

          "Liquidation Period" means the period between the Effective Date and the Dissolution Date.

          "MGCL" means the Maryland General Corporation Law.

          "NYSE" means the New York Stock Exchange, Inc.

          "SDAT" means the State Department of Assessments and Taxation of the State of Maryland.

     II. CONDITIONS PRECEDENT. This Plan is approved subject to the following conditions:

          A. Proxy Statement. A Proxy Statement describing the Plan and the proposed liquidation and dissolution shall be prepared and submitted to the Commission and thereafter shall be delivered to each stockholder of record of the Company for the purposes of soliciting proxies for the approval of the Plan.

          B. Stockholder Approval. This Plan shall be approved by the affirmative vote required by the MGCL and the 1940 Act of holders of shares of the Company's common stock voted at a special meeting of the stockholders called for the purpose of approving the Plan, assuming a quorum is present.

          C. Approvals and Authorizations. All necessary approvals and authorizations from any regulatory authority having jurisdiction over the transactions contemplated by the Plan shall be obtained.

     III. TERMINATION OF BUSINESS OPERATIONS. On the Effective Date, the Company shall cease to conduct business except as is required to carry out the terms of the Plan.

     IV. NOTICE OF LIQUIDATION AND DISSOLUTION TO CREDITORS. As soon as practicable after the Effective Date, the Company shall mail notice in accordance with the MGCL to all its creditors and employees that the Plan has been approved by the board of directors and the stockholders and that the Company will be liquidating its assets and dissolving.

     V. LIQUIDATION OF ASSETS. As soon as reasonably practicable after the Effective Date, all portfolio securities of the Company not already converted to cash or cash equivalents shall be converted to cash or cash equivalents in a due and orderly fashion in consultation with the Company's investment adviser.

     VI. LIQUIDATING DIVIDEND. As soon as reasonably practicable after the Effective Date; however, in no event on or after the Dissolution Date, the board of directors of the Company shall declare and pay the Liquidating Dividend to stockholders of record of the Company on the date that the Liquidating Dividend is declared. The Liquidating Dividend shall be distributed ratably among the issued and outstanding shares of common stock of the Company.

     VII. LIABILITIES. During the Liquidation Period, the Company shall pay, discharge, or otherwise provide for the payment or discharge of any and all liabilities and obligations including, without limitation, contingent liabilities of the Company. If the Company is unable to pay, discharge or otherwise provide for any of its liabilities during the Liquidation Period, the Company may retain cash or cash equivalents in an amount which it estimates is necessary to discharge any unpaid liabilities of the Company on the Company's books as of the Dissolution Date. Unpaid liabilities include, without limitation, income dividends and capital gains distributions, if any, payable for the period prior to the Dissolution Date, contingent and potential contingent liabilities, and any amounts owing or which may come due with respect to contractual counter parties, trade creditors, professionals and others.

     VIII. NOTICE AND DISTRIBUTION TO STOCKHOLDERS. As soon as reasonably practicable after the Dissolution Date, the Company shall distribute the Liquidation Notice. The Liquidation Notice shall be mailed to each stockholder at its address as it appears on the records of the Company. A notice of the liquidation and dissolution of the Company shall also be published at least once a week for three successive weeks in a newspaper of general circulation published in the county in which the principal office of the Company is located. Thereafter, the assets of the Company remaining following the payment of the Liquidating Dividend will be distributed ratably among the issued and outstanding shares of common stock of the Company immediately prior to the Dissolution Date, in one or more cash payments, to stockholders of record who prove their interests in the Company (as contemplated by Article IX of this Plan), reserving the relative share of assets of those who have not proved their interests. The first distribution of the Company's assets among the issued and outstanding shares of common stock of the Company immediately prior to the Dissolution Date (the "First Distribution") is expected to consist of cash representing substantially all the assets of the Company remaining after the Liquidating Dividend, less the amount reserved to pay liabilities of the Company as contemplated in Article VII of this Plan. Subsequent distributions, if any, are anticipated to be made as soon as reasonably practicable after the First Distribution and may consist of one or more of the following: (i) any cash remaining from assets reserved for stockholders who have not proved their interests, (ii) any cash from any assets remaining after the payment of liabilities of the Company as contemplated in Article VII of this Plan, (iii) the proceeds of any sale of assets of the Company under the Plan not sold prior to the First Distribution and (iv) any other miscellaneous income to the Company.

     IX. PROOF OF INTEREST IN THE COMPANY. In order to prove its interest in the Company, each stockholder of record will be required to surrender his or her share certificates, if any, by mail to: PNC Bank, N.A., Bellevue Corporate Center, 400 Bellevue Parkway, Mail Stop W3-F400-02-4, Wilmington, DE 19809, U.S.A., prior to receiving his or her share of the First Distribution and any subsequent distribution. In the event that a stockholder cannot surrender a share certificate because it has been lost, destroyed or wrongfully taken, the stockholder must contact PNC Bank, N.A., Bellevue Corporate Center, 400 Bellevue Parkway, Mail Stop W3-F400-02-4, Wilmington, DE 19809, U.S.A., to make alternative arrangements. Upon evidence satisfactory to the board of directors of the Company that a certificate representing shares of the Company's common stock has been lost, destroyed or wrongfully taken, and upon receiving indemnity satisfactory to the board of directors against loss to the Company, the board of directors may authorize distributions to such stockholder.

     X. FINAL DISTRIBUTION. No earlier than three years from the date of the Liquidation Notice, the directors of the Company may distribute all surplus assets, including all surplus assets attributable to stockholders who have not proved their interest in the manner contemplated by Article IX, remaining under the directors' control to those stockholders of record who have proved their interests in the proportion that each such stockholder's interest is to the interests of all the stockholders who have previously proved their interests. Subsequent to such distribution, the interest of any stockholder who has not proved his interest is forever barred and foreclosed therefrom.

     XI. AMENDMENT OR TERMINATION. This Plan and the transactions contemplated by this Plan may be terminated and abandoned by the Company at any time prior to the date that the Articles of Dissolution of the Company are accepted for record by the SDAT, upon (i) the adoption of a resolution by the board of directors of the Company to terminate and abandon this Plan, and (ii) the approval of such resolution by the stockholders of the Company by the affirmative vote required under the MGCL and the 1940 Act of the Company's common stock voted at a special meeting of stockholders called for the purpose of terminating and abandoning the Plan. The board of directors may modify or amend this Plan at any time without stockholder approval if it determines that such action would be advisable and in the best interests of the Company and the stockholders. However, if the board of directors determines that any such amendment or modification will materially and adversely affect the interests of the stockholders, such an amendment or modification will not be adopted unless approved by the affirmative vote required under the MGCL and the 1940 Act of the Company's common stock voted at a special meeting of the stockholders called for the purpose of amending or modifying the Plan.

     XII. FILINGS. Notwithstanding any provision of this Plan to the contrary, as soon as practicable after (i) the conclusion of any period required for notice to creditors and employees of the Company under the MGCL, (ii) the payment of the Liquidating Dividend, and (iii) receipt of any required tax clearance certificates from any taxing authorities or in lieu thereof, the payment of any taxes to any taxing authorities, the Company shall file Articles of Dissolution with the SDAT and make such filings as are necessary to de-register as an investment company under the 1940 Act, to cause its common stock to cease to be listed on the NYSE, to de-register its class of common stock under the Securities Exchange Act of 1934, as amended, and file any other documents as are necessary to effect the dissolution and de-registration of the Company in accordance with the requirements of the Articles of Incorporation of the Company, the MGCL, the Internal Revenue Code of 1986, as amended, any applicable securities laws, and any rules and regulations of the Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns.

     XIII. POWERS OF BOARD AND OFFICERS. The board of directors, and subject to the direction of the board of directors, the officers of the Company, shall have authority to do or authorize any or all acts as provided for in the Plan and any and all such further acts as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the MGCL, the 1940 Act, NYSE requirements or any other applicable laws. The death, resignation or other disability of any director or any officer of the Company shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

     XIV. EXPENSES. The expenses of carrying out the terms of this Plan shall be borne by the Company, whether or not the liquidation and dissolution contemplated by the Plan is effected.

     XV. FURTHER ASSURANCES. The Company shall take such further action, prior to, at, and after the Dissolution Date, as may be necessary to consummate the transactions contemplated by this Plan.

     XVI. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.

     IN WITNESS WHEREOF, the board of directors of the Company has caused this Plan to be executed by its duly authorized representative as of this
                    day of                     , 1999.

                                          THE NEW SOUTH AFRICA FUND INC.

                                          By:
                                          --------------------------------------

PROXY                    THE NEW SOUTH AFRICA FUND INC.

    PROXY SOLICITED BY THE BOARD OF DIRECTORS of The New South Africa Fund Inc.
for use at the Special Meeting of Stockholders to be held at                 on
                , 1999 at the offices of Bear Stearns Funds Management Inc., 245 Park Avenue, New York, New York 10167, U.S.A. The undersigned hereby appoints Arnold Witkin and Linda E. Field with full power of substitution, as proxies of the undersigned to vote at the above-stated Meeting and at all adjournments thereof, all shares of the Fund held of record by the undersigned on the Record Date for the Meeting upon the following matters, and upon any other matter which may properly come before the Meeting or any adjournment thereof, in their discretion.

    Every properly signed proxy will be voted in the manner specified herein, and in the absence of specification, will be treated as GRANTING authority to vote "FOR" Proposal 1.

1. To approve a plan of complete liquidation and dissolution of the Fund, providing for, among other things, the sale of all of the assets of the Fund, the payment of one or more liquidating dividends to stockholders of the Fund, and the dissolution of the Fund pursuant to Maryland law, in accordance with the Plan in complete liquidation of stockholders' interests in the Fund.

             [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

    Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged.

                                                    Dated:                , 1999
                                                       --------------------

                                                    ----------------------------
                                                            (Signature)

                                                    ----------------------------
                                                            (Signature)

PLEASE SIGN EXACTLY AS NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                     PLEASE SIGN, DATE AND RETURN PROMPTLY